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                  August 12, 2022

       Jeff Ciachurski
       Chief Executive Officer
       Greenbriar Capital Corp.
       632 Foster Avenue
       Coquitlam, British Columbia, Canada, V3J 2L7

                                                        Re: Greenbriar Capital
Corp.
                                                            Registration
Statement on Form 20-F
                                                            Filed January 28,
2022
                                                            File No. 000-56391

       Dear Mr. Ciachurski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Real Estate & Construction
       cc:                                              Leo Raffin